Exhibit 10.7

Departure Agreement

This Departure Agreement (this "Agreement") has been made and is effective as of August 25, 2025 (the "Effective Date"), by and between SPAR Group, Inc. a Delaware corporation, its affiliates and subsidiaries (collectively, the "Corporation"), and Kori G. Belzer ("Employee"). Employee and the Corporation may be referred to individually as a "Party" and collectively as the "Parties."

In consideration of the provisions set forth below, and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the Parties), the Parties, intending to be legally bound, upon their signatures below hereby agree as follows in this Agreement effective as of the Effective Date:

1.    Employee is the Global Chief Operating Officer of the Corporation.

2.    The Corporation recently notified Employee that it decided to eliminate the Global Chief Operating Officer position. The Corporation will eliminate that position and Employee will cease being an employee of the Corporation on August 29, 2025 (the “Departure Date”). Employee will continue to earn applicable current compensation through the Departure Date, which will be paid in accordance with the Corporation's normal payroll practices.

3.    Employee and the Corporation are parties to the Amended and Restated Change of Control Severance Agreement made and entered into effective as of August 10, 2022 (the "COCSA"). The Parties agree that the elimination of the Global Chief Operating Officer position constitutes "Good Reason" and a termination of Employee’s employment by the Corporation without "Cause," in each case resulting in a "Severance Termination" (as each term is defined in the COCSA).

4.    The Parties mutually agree to waive all determinations, notices, cure periods, and all other conditions required for payment of benefits pursuant to a Severance Termination, whether contained in the COCSA or elsewhere.

5.    Subject to Section 8, in full satisfaction of the severance benefits required under the COCSA §4(b) and §4(c) of the COCSA arising from Employee’s Severance Termination and all other similar amounts that may be or become due, whether contained in the COCSA or elsewhere, the Corporation agrees to pay Employee a single lump sum severance payment within twenty (20) business days following the Departure Date calculated as follows (the “Severance Payment”):

Severance Components & Calculation	Amount
1.5x Annual Base Salary as of the Effective Date	$525,000
1.5x Highest annual cash bonus paid or payable to Employee during the 2-year period prior to the Departure Date (“Bonus,” as defined in the COCSA)	$278,526
Accelerated vesting and payment of 60,606 phantom shares	$67,879
Total Severance Payment:	$871,405

By executing this Agreement, Employee hereby waives the right to any additional benefits under the COCSA, including, but not limited to, benefits under COCSA §4(d).

6.    In addition to the Severance Payment and in consideration for the full satisfaction of the COCSA and all benefits provided thereunder, the Parties expressly agree that: (a) COCSA §§ 4(f), 4(g), 5 (including Annex A, except as otherwise provided below), 6, 7, 8, 10, and 11 shall continue in full force and effect and (b) are hereby incorporated into this Agreement by reference, and for purposes of their application to this Agreement, references therein to the "Agreement" shall be interpreted to mean this Agreement, and references to the "Executive" shall be interpreted to mean Employee; provided that there shall be no duplication of benefits, meaning the benefits provided under this Agreement shall never be construed as in addition to any benefit provided under the COCSA or any other applicable agreement. As a condition of receiving the Severance Payment and the Phantom Stock Settlement, Employee hereby waives the right to ever receive a 409A Gross-Up Payment pursuant to Section 1(b) of Annex A of the COCSA.

7.    The Parties agree that they and their representatives will describe Employee's departure as a "retirement" notwithstanding the terminology of and without in any way limiting benefits or the treatment of benefits provided under the COCSA, this Agreement, or any other employee benefit plan or similar arrangement.

8.    As a condition to receiving the benefits provided hereunder, Employee and the Corporation have also entered into: (a) a Confidentiality, Non-Solicitation and Arbitration Agreement (the "Confidentiality Agreement"); and (b) a Mutual Release Agreement (the "Release Agreement"). For the avoidance of doubt, if Employee materially breaches the Confidentiality Agreement and/or the Release Agreement, the Corporation’s obligations to make any payments provided hereunder shall immediately terminate, and the Corporation may seek recoupment of any prior payments, to the extent permitted by law. This Section 8 shall be in addition to, and not in substitution for, any other remedy available to the Corporation under another agreement or permitted by applicable law.

9.    In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that the Employee is or was a director or officer of the Company or an affiliate thereof (other than any Proceeding initiated by the Employee or the Company related to this Agreement or the Employee’s employment with the Company or termination of employment from the Company), then the Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement

10.    From the Departure Date and for a period of six (6) years thereafter, the Company shall also maintain director and officer liability insurance in such amounts and subject to such limitations as the board of directors of the Company shall, in good faith, deem appropriate for coverage of directors and officers of the Company.

11.    None of the payments, benefits, or rights of Employee shall be subject to any claim of any creditor of Employee, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of Employee. Employee shall not have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that she may expect to receive, contingently or otherwise, under this Agreement.

12.    The failure or delay of any Party at any time to require performance of, or to exercise or enforce its rights or remedies with respect to, any provision of this Agreement shall not affect the right of any Party at a later time to exercise or enforce any such provision. No notice to or demand on any Party shall entitle such Party to any other or notice or demand in similar or other circumstances. All rights, remedies and other interests of each Party hereunder are cumulative and not alternatives, and they are in addition to (and shall not limit) any other right, remedy or other interest of any Party under this Agreement, any other similar agreement, or applicable law.

13.    This Agreement or any supplement, modification or amendment to this Agreement may be executed in writing or approved electronically in counterpart copies of the document or of its signature page, each of which may have been delivered by any means (including electronic or physical), but all of which, when taken together, shall constitute a single agreement binding upon all of its signing or approving Parties. This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified or amended in a document executed in writing and/or approved electronically by all of the Parties hereto specifically referencing this Agreement by date, title, Parties and provision(s) being amended, and (iii) may only be waived, released or terminated in a document executed in writing and/or approved electronically by each Party or other person against whom enforcement thereof may be sought.

14.    This Agreement contains the entire agreement and understanding of the Parties with respect to all severance and severance-like benefits payable from the Corporation to Employee and supersedes and completely replaces all prior and other representations, warranties, promises, assurances and other agreements respect to the benefits provided hereunder, which for the avoidance of doubt, includes, but is not limited to, the Parties acknowledgement that this Agreement is in full satisfaction of all of the Corporation’s obligations with respect to the COCSA.

15.    The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A, and this Agreement shall be interpreted and construed in accordance with such intent. The Corporation shall not be liable for any tax, interest, penalty, or damages that Employee may incur in connection with Section 409A. The Corporation makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Corporation and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Corporation harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Corporation for any amounts claimed due on account of Employee’s failure to pay or delayed payment of federal or state taxes, or damages sustained by the Corporation by reason of any such claims, including attorneys’ fees and costs.

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In Witness Whereof, the Parties hereto have executed and delivered this Agreement intending to be legally bound by it and for it to be effective as of the Effective Date.

SPAR Group, Inc.	Kori G. Belzer

By:	Signature: